EXHIBIT 99.1

News Release

ChoiceOne Financial Reports Fourth Quarter and Year End 2021 Results

Sparta, Michigan – January 26, 2022 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank reported financial results for the quarter and year ended December 31, 2021.

Significant items impacting comparable fourth quarter and year end 2021 and 2020 results include the following:

●	On July 1, 2020, ChoiceOne completed the merger of Community Shores Bank Corporation, the former parent company of Community Shores Bank, with and into ChoiceOne with ChoiceOne surviving the merger (the "Community Shores Merger"). Community Shores Bank was consolidated with and into ChoiceOne Bank effective October 16, 2020. The total assets, loans and deposits acquired in the Community Shores Merger were $244.0 million, $174.0 million and $227.8 million, respectively.
●

ChoiceOne incurred tax-effected merger-related expenses of $547,000 and $2,714,000, respectively ($0.07 per diluted share and $0.36 per diluted share, respectively), for the quarter and year ended December 31, 2020.  No merger-related expenses were incurred in the year ended December 31, 2021.

Financial Highlights

●	Net income of $5,012,000 and $22,042,000 for the three and twelve months ended December 31, 2021, compared to $4,100,000 and $15,613,000 during the same periods in 2020.
●	Diluted earnings per share of $0.66 and $2.86 during the three and twelve months ended December 31, 2021, compared to $0.52 and $2.07 per share in the same periods in 2020.
●	Excluding Paycheck Protection Program ("PPP") loans forgiven during the quarter, held for sale loans, and loans held at other financial institutions, ChoiceOne grew loans organically by $56.6 million during the fourth quarter of 2021.
●	During the three and twelve months ended December 31, 2021, $28.1 million and $192.5 million of PPP loans were forgiven resulting in $1.2 million and $5.2 million of fee income, respectively. $33.1 million in PPP loans and $1.2 million in deferred PPP fee income remains as of December 31, 2021.
●	Total deposits grew by $40.1 million in the fourth quarter of 2021 and $377.7 million during the year ended December 31, 2021.
●	ChoiceOne repurchased approximately 85,000 shares for $2.2 million, or a weighted average cost per share of $25.78, during the fourth quarter of 2021. ChoiceOne repurchased approximately 309,000 shares for $7.8 million, or a weighted average cost per share of $25.17 during the year ended December 31, 2021. These repurchases were part of the common stock repurchase program announced in April 2021 which authorized repurchases of up to 390,114 shares, representing 5% of the total outstanding shares of common stock as of the date the program was adopted. This program replaced and superseded all prior repurchase programs for ChoiceOne. Approximately 81,000 shares remain authorized to be repurchased under the program.
●	ChoiceOne Bank was named “Best Small Bank” in Michigan by Newsweek for 2022 – the second year in a row ChoiceOne has received this honor.
●	ChoiceOne became a limited partner in BankTech Ventures, LP, a venture capital fund focused on emerging financial technology companies. This investment will help connect us with innovative technology companies focused on community banks.

ChoiceOne reported net income of $5,012,000 and $22,042,000 during the three and twelve months ended December 31, 2021, compared to $4,100,000 and $15,613,000 in the same periods in 2020.  Diluted earnings per share were $0.66 and $2.86 during the three and twelve months ended December 31, 2021, compared to $0.52 and $2.07 per share in the same periods in the prior year.  Excluding $547,000 in tax-effected merger related expenses, net income for the fourth quarter of 2020 was $4,647,000 and $0.59 per diluted share.  Net income for the year ended December 31, 2020, excluding $2.7 million of tax-effected merger expenses, was $18,327,000 or $2.43 per diluted share.

Total assets grew $89.5 million and total deposits grew $40.1 million from September 30, 2021 to December 31, 2021.  Total assets grew $447.3 million in the twelve months ended December 31, 2021, while deposit growth during the twelve months ended December 31, 2021 was $377.7 million.  Despite the large increase in deposits, ChoiceOne has been able to maintain low deposit costs; interest expense from deposits decreased $873,000 during the year ended 2021 compared to the same period in 2020.  Excluding PPP loans forgiven during the quarter, held for sale loans, and loans held at other financial institutions, ChoiceOne grew loans organically by $56.6 million during the fourth quarter of 2021.  During the three and twelve months ended December 31, 2021, $28.1 million and $192.5 million of  PPP loans were forgiven resulting in $1.2 million and $5.2 million of fee income, respectively.  $33.1 million in PPP loans and $1.2 million in deferred PPP fee income remains as of December 31, 2021.  Management expects the remaining PPP loans to be forgiven in the first half of 2022.

During the fourth quarter and year ended December 31, 2021, ChoiceOne recorded accretion income related to acquired loans in the amount of $203,000 and $1.1 million, respectively.  The remaining credit mark on acquired loans from the mergers with County Bank Corp. and Community Shores Bank Corporation totaled $6.8 million as of December 31, 2021.  ChoiceOne had no provision expense for the three months ended December 31, 2021, as management has seen declining deferrals and very few past due loans as the economy gradually recovers from the COVID-19 pandemic.

In an effort to deploy deposit growth, ChoiceOne grew its securities portfolio $71.7 million in the fourth quarter of 2021 and $530.6 million in the year ended December 31, 2021.  Management believes ChoiceOne’s investments are sufficiently short-term to allow for sufficient liquidity to fund continued organic loan growth.

In September 2021, ChoiceOne completed a private placement of $32.5 million in aggregate principal amount of 3.25% fixed-to-floating rate subordinated notes due 2031.  ChoiceOne used a portion of net proceeds of the private placement to redeem senior debt, fund common stock repurchases, and support bank-level capital ratios.

Total noninterest income declined $1.5 million and $3.5 million in the three and twelve months ended December 31, 2021, respectively, compared to the same periods in the prior year.  Total noninterest income in 2020 was bolstered by heightened levels of refinancing activity within ChoiceOne's mortgage portfolio, with gains on sales of loans $3.7 million larger than in 2021.  Customer service charges increased $373,000 and $1.4 million in the three and twelve months ended December 31, 2021, respectively, compared to the same periods in the prior year.  Prior year service charges were depressed by stay-at-home orders during the COVID 19 pandemic.  Current year service charges also included the effect from the merger with Community Shores, which closed on July 1, 2020.

Total noninterest expense increased $2.0 million in the year ended December 31, 2021, compared to the same time period in 2020.  Much of the increase in 2021 was caused by the increase in scale related to the merger with Community Shores.  During 2021, ChoiceOne hired six experienced commercial lenders, opened a loan production office in Wyoming Michigan, and added four experienced members to our wealth management team focused on growing the wealth management and trust business.

"I am very pleased to report our strong results for the fourth quarter and record results for the year ended December 31, 2021," said Kelly Potes, Chief Executive Officer of ChoiceOne.  "During 2021, we realized cost benefits of our new scale following our mergers in 2019 and 2020.  In addition, we added experienced lenders to our team which has helped us achieve loan growth and have momentum heading into 2022 to further deploy our outstanding local deposit base. We continue to invest in growing our fee income with recent experienced additions to our wealth management team and technology investments in our online mortgage application.  Our capital position is strong, bolstered by our subordinated debt offering completed in September 2021 and positions us well to continue to grow the franchise and deliver shareholder value.  I am thankful and blessed to be part of the talented team at ChoiceOne and particularly pleased that we were named 'Best Small Bank' in Michigan by Newsweek for a second year in a row.  This is a testament to our employees and the service they provide to our customers and communities.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 35 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Non-GAAP Financial Measures

This press release contains references to certain financial measures that are not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," "look forward," "continue", "future" and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.

For Further Information:

Adom Greenland

Senior Vice President & CFO

(616) 887 - 2334

IR@ChoiceOne.com

Condensed Balance Sheets
(Unaudited)

(In thousands)	12/31/2021	12/31/2020
Cash and cash equivalents	$31,887	$79,519
Securities	1,116,264	585,687
Loans held for sale	9,351	12,921
Loans to other financial institutions	42,632	35,209
Loans, net of allowance for loan losses	1,009,161	1,062,075
Premises and equipment	29,880	29,489
Cash surrender value of life insurance policies	43,356	32,751
Goodwill	59,946	60,506
Core deposit intangible	3,962	5,269
Other assets	20,243	15,916

Total Assets	$2,366,682	$1,919,342

Noninterest-bearing deposits	$560,931	$477,654
Interest-bearing deposits	1,491,363	1,196,924
Borrowings	50,000	9,327
Subordinated debentures	35,017	3,089
Other liabilities	7,702	5,080

Total Liabilities	2,145,013	1,692,074

Shareholders' Equity	221,669	227,268

Total Liabilities and Shareholders’ Equity	$2,366,682	$1,919,342

Condensed Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Interest income
Loans, including fees	$12,002	$12,764	$48,657	$46,874
Securities and other	4,816	2,276	15,961	8,841
Total Interest Income	16,818	15,040	64,618	55,715

Interest expense
Deposits	749	949	3,305	4,178
Borrowings	324	99	672	466
Total Interest Expense	1,073	1,048	3,977	4,644

Net interest income	15,745	13,992	60,641	51,071
Provision for loan losses	-	1,000	416	4,000

Net Interest Income After Provision for Loan Losses	15,745	12,992	60,225	47,071

Noninterest income
Customer service charges	2,319	1,946	8,628	7,252
Insurance and investment commissions	141	125	765	541
Gains on sales of loans	554	1,673	4,441	8,133
Gains (loss) on sales of securities	(43)	-	(40)	1,308
Trust income	178	169	790	739
Earnings on life insurance policies	239	195	809	772
Change in market value of equity securities	18	29	479	(155)
Other income	738	1,551	3,322	4,108
Total Noninterest Income	4,144	5,688	19,194	22,698

Noninterest expense
Salaries and benefits	7,581	6,994	29,300	26,539
Occupancy and equipment	1,577	1,598	6,168	5,783
Data processing	1,616	2,128	6,189	6,765
Professional fees	583	819	3,009	3,716
Core deposit intangible amortization	302	396	1,307	1,498
Other expenses	2,099	1,833	6,948	6,583
Total Noninterest Expense	13,758	13,768	52,921	50,884

Income Before Income Tax	6,131	4,912	26,498	18,885
Income Tax Expense	1,119	812	4,456	3,272

Net Income	$5,012	$4,100	$22,042	$15,613

Basic Earnings Per Share	$0.67	$0.53	$2.87	$2.08
Diluted Earnings Per Share	$0.66	$0.52	$2.86	$2.07

Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing ChoiceOne's results on a reported basis, management reviews ChoiceOne's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of ChoiceOne's current and ongoing operations.

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Income before income tax	$6,131	$4,912	$26,498	$18,885
Adjustment for merger-related expenses	-	692	-	3,219
Adjusted income before income tax	$6,131	$5,604	$26,498	$22,104

Income tax expense	$1,119	$812	$4,456	$3,272
Tax impact on adjustment for merger-related expenses	-	145	-	505
Adjusted income tax expense	$1,119	$957	$4,456	$3,777

Net income	$5,012	$4,100	$22,042	$15,613
Adjusted net income	$5,012	$4,647	$22,042	$18,327

Basic earnings per share	$0.67	$0.53	$2.87	$2.08
Diluted earnings per share	$0.66	$0.52	$2.86	$2.07
Adjusted basic earnings per share	$0.67	$0.60	$2.87	$2.44
Adjusted diluted earnings per share	$0.66	$0.59	$2.86	$2.43

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.
(in thousands except per share data)
Net interest income	$15,745	$15,700	$14,508	$14,688	$13,992
Provision for loan losses	-	-	166	250	1,000
Noninterest income	4,144	4,718	4,732	5,600	5,689
Noninterest expense	13,758	13,506	13,129	12,528	13,769
Net income before federal income tax expense	6,131	6,912	5,945	7,510	4,912
Income tax expense	1,119	1,163	902	1,272	812
Net income	5,012	5,749	5,043	6,238	4,100
Basic earnings per share	0.67	0.75	0.65	0.80	0.53
Diluted earnings per share	0.66	0.75	0.65	0.80	0.52

End of period balances	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.
(in thousands)
Gross loans	$1,068,832	$1,034,590	$1,017,472	$1,061,131	$1,117,798
Loans held for sale (1)	9,351	7,505	12,884	18,736	12,921
Loans to other financial institutions (2)	42,632	38,728	-	7,312	35,209
PPP loans (3)	33,129	61,192	109,898	137,458	138,028
Core loans (gross loans excluding 1, 2, and 3 above)	983,720	927,165	894,690	897,625	931,640
Allowance for loan losses	7,688	7,755	7,950	7,740	7,593
Securities	1,116,264	1,044,538	871,964	734,435	585,687
Other interest-earning assets	9,751	30,383	64,407	106,279	40,614
Total earning assets (before allowance)	2,194,847	2,109,511	1,953,843	1,901,845	1,744,099
Total assets	2,366,682	2,277,180	2,120,931	2,070,103	1,919,342
Noninterest-bearing deposits	560,931	543,165	527,964	515,552	477,654
Interest-bearing deposits	1,491,363	1,468,985	1,352,771	1,324,412	1,196,924
Total deposits	2,052,294	2,012,150	1,880,735	1,839,964	1,674,578
Total subordinated debt	35,017	34,956	3,140	3,115	3,089
Total borrowed funds	50,000	-	2,642	3,484	9,327
Total interest-bearing liabilities	1,576,380	1,503,941	1,358,553	1,331,011	1,209,340
Shareholders' equity	221,669	225,055	228,521	218,639	227,268

Average Balances	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.
(in thousands)
Loans	$1,019,966	$1,021,326	$1,041,118	$1,080,181	$1,132,711
Securities	1,079,616	922,653	824,753	639,803	458,350
Other interest-earning assets	29,999	106,831	57,782	84,822	67,241
Total earning assets (before allowance)	2,129,581	2,050,810	1,923,653	1,804,806	1,658,302
Total assets	2,298,579	2,234,228	2,091,900	1,989,760	1,870,136
Noninterest-bearing deposits	556,214	545,251	533,877	479,649	482,271
Interest-bearing deposits	1,472,022	1,441,831	1,327,836	1,266,356	1,153,337
Total deposits	2,028,236	1,987,082	1,861,713	1,746,005	1,635,608
Total subordinated debt	35,674	9,154	3,123	3,099	3,077
Total borrowed funds	8,010	2,667	2,758	8,462	3,484
Total interest-bearing liabilities	1,515,706	1,453,652	1,333,717	1,277,917	1,159,898
Shareholders' equity	221,076	229,369	224,993	224,257	224,340

Performance Ratios	2021 4th Qtr.	2021 3rd Qtr.	2021 2nd Qtr.	2021 1st Qtr.	2020 4th Qtr.

Return on average assets	0.87%	1.03%	0.96%	1.25%	0.88%
Return on average equity	9.07%	10.03%	8.97%	11.13%	7.31%
Return on average tangible common equity	12.16%	13.28%	11.89%	16.31%	11.15%
Net interest margin (fully tax-equivalent)	3.04%	3.06%	3.02%	3.23%	3.44%
Efficiency ratio	66.15%	63.16%	64.70%	61.20%	67.17%
Full-time equivalent employees	374	358	362	355	369